Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Employment Agreement”) is made and entered into as of March 17, 2026, by and between CLEANCORE SOLUTIONS, INC., a Nevada corporation (the “Company”), and Tyler Hassen, an individual (the “Executive”). The Company and the Executive are referred to herein from time to time on a collective basis as the “Parties” and each on individual basis as a “Party.”

RECITALS

The Company wishes to employ the Executive as Chief Executive Officer of the Company upon the terms and conditions hereinafter set forth, and the Executive wishes to be employed by the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. Subject to Section 5 of this Agreement, the Executive’s initial term of employment hereunder shall be from the period beginning on the date of this Agreement, (the “Effective Date”) through the third (3rd) anniversary the Effective Date (the “Initial Term”). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least 30 days prior to the end of the Initial Term or one-year extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties. During the Term (as hereinafter defined), the Company shall employ Executive in the position of Chief Executive Officer. The Executive accepts such employment and shall have such duties and responsibilities as are reasonably assigned, delegated and determined as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title (with such other duties and/or offices in the Company and its affiliates as may be assigned from time to time by the Company, or its Board of Directors and as agreed to by Executive) (“Executive Duties”) and the Executive accepts such employment and agrees to perform such Executive Duties. The Executive agrees to devote the necessary and customary business time and energies to the business of the Company and/or its affiliates and subsidiaries to perform his Executive Duties hereunder. For the avoidance of doubt, Executive shall not be prohibited from other business or personal activities, and shall be permitted to devote time thereto; provided, that such activities are neither in conflict with the interests of, or competitive with the business of the Company or its subsidiaries.

3. Place of Performance. Executive will perform his Executive Duties for the Company primarily in the state of Texas, at Executive’s discretion and as necessary to fulfill his Executive Duties. However, Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

4. Compensation.

4.1 Base Salary The Company shall pay to the Executive a base salary for all services to be rendered by the Executive under this Employment Agreement at the rate of $500,000 per year (the “Base Salary”), which Base Salary shall be paid in approximately equal installments (less applicable payroll deductions and taxes) in accordance with the Company’s normal payroll schedule, procedures and policies (which schedules, procedures and policies may be modified from time to time in the Company’s sole discretion), but not less frequently than monthly and which shall be subject to annual review by the Board of Directors.

4.2 Signing Bonus. The Company shall pay to the Executive a one-time signing bonus of $250,000 (the “Signing Bonus”), payable upon the closing of a financing event resulting in at least $50,000,000 in gross proceeds to the Company (the “Qualified Financing”). In the event that, prior to the first anniversary of the date of closing of the Qualified Financing, the Executive resigns without Good Reason (as defined below), is terminated for Cause (as defined below), or materially breaches the non-competition, confidentiality, or non-disparagement covenants within the first year after payment, the Executive will return the Signing Bonus to the Company in full by not later than twenty Business Days following the effective date of such resignation, termination or breach.

4.3 Annual Target Bonus. Commencing on the Effective Date, and each fiscal year thereafter during Executive’s employment with the Company, Executive will be eligible to receive a discretionary annual performance bonus in the amount of $500,000 (the “Annual Bonus”), based on achievement during such annual period (and as pro-rated for the period between the Effective Date and June 30, 2026) of key performance indicators and other performance metrics as set and determined by the Board in its sole discretion. Payment of the Annual Bonus shall be made within 60 days after the end of the fiscal year, provided the Executive was actively employed through the covered period. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive in accordance with Company policies, less authorized deductions and required withholding obligations.

4.4 Equity Awards. Subject to Board approval, the Executive will receive a restricted stock award in the amount representing 3.0% of the Company’s fully diluted capitalization as of the date of this Agreement (the “Inducement Award”), with 50% of the Inducement Award vesting on the first anniversary of the Effective Date, and the remaining 50% vesting quarterly in equal amounts over the remaining 24-month period, with 6.25% of such Inducement Award vesting each 3-month period following the first anniversary of the Effective Date, unless otherwise approved by the Board.

4.5 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.6 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to twenty (20) paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. Following the second anniversary of the date of this Agreement, the Executive shall be entitled to twenty-five (25) paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.8 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive Duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.9 Indemnification. The Company shall indemnify and hold the Executive harmless to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company’s bylaws for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company.

4.10 Clawback Provisions. Any amounts paid under this Agreement except for the Base Salary are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

5. At-Will Employment. Employee’s employment with the Company shall be “at-will” and as such, can be terminated at any time with or without cause. and such termination of the Executive’s employment shall be immediately effective unless otherwise stated herein. Upon termination of the Executive’s employment during the Employment Term, the Executive may be entitled to the applicable compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Expiration of the Term, For Cause, or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation/paid time off (if such unused vacation time/paid time off is so required to be paid under the Company’s employment policies or applicable law) which shall be paid with the final pay on the sooner of the next regularly scheduled pay date, or within two weeks of the date of the Executive’s termination in accordance with the Company’s customary payroll procedures (“Termination Payment Date”);

(ii) any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the date of the Executive’s termination, which shall be paid on the otherwise applicable Termination Payment Date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; provided that, if the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, then any such earned but unpaid Annual Bonus shall be forfeited;

(iii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy, but in no event later than the Termination Payment Date; and

(iv) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of the Executive’s termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure to perform the Executive Duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s willful failure to comply with any valid and legal directive of the Board;

(iii) the Executive’s engagement in a pattern of dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or

(vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company, which the Executive has received written notice from the Company informing him of such breach, and Executive’s failure to cure any such breach within the thirty (30) calendar days thereafter.

For purposes of this provision, none of the Executive’s acts or failures to act shall be considered “willful” unless the Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Executive’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have 15 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(i) a material reduction in the Executive’s Base Salary;

(ii) a relocation of the Executive’s principal place of employment by more than thirty (30) miles further away from Executive’s residence unless the Executive is a remote worker at such time in accordance with this Agreement;

(iii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v) the Company’s failure to nominate the Executive for election to the Board and to use its best efforts to have him elected and re-elected, as applicable;

(vi) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);.

To terminate the Executive’s employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive’s employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.

5.2 Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6 of this Agreement and the agreements referenced therein and the Executive’s execution, within 30 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) (such 30 day period, the “Release Execution Period”), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a) a lump sum payment equal to an amount not less than six months of the Executive’s Base Salary immediately prior to the date of termination, payable within thirty (30) days following the date of termination;

(b) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the 1st of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the date of the Executive’s termination; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives/becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

5.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following the Accrued Amounts.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 17. The Notice of Termination shall specify:

(a) the termination provision of this Agreement relied upon;

(b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) the applicable date of termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered if the Company terminates the Executive’s employment without Cause, or no less than 30 days following the date on which the Notice of Termination is delivered if the Executive terminates the Executive’s employment with or without Good Reason; provided that, the Company shall have the option to provide the Executive with a lump sum payment in lieu of such notice.

5.5 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6. Confidential Information and Restrictive Covenants. As a condition of the Executive’s employment with the Company, the Executive shall enter into and abide by the Company’s Employee Confidential Information and Inventions Assignment Agreement or any similar agreement in effect relating to confidentiality.

7. Arbitration. Any dispute, controversy, or claim arising out of or related to the Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration with one arbitrator mutually selected by the parties. Arbitration shall be administered exclusively by JAMS and shall be conducted in Omaha, Nebraska consistent with the rules of JAMS in effect at the time the arbitration is commenced, except as modified by this Agreement. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties.

8. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Nebraska without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Nebraska, county of Douglas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9. Entire Agreement. Unless specifically provided herein, this Agreement, together with the schedules and attachments, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

10. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by at least one other officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

11. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

12. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14. Section 409A.

14.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

14.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

14.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

15. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

16. Notice. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, or emailed to the Parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, telecopied, telegraphed or telexed, mailed, or emailed.

17. Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of the Executive Duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

The Executive’s acceptance of employment with the Company and the performance of the Executive Duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

18. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

19. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

20. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY:

CleanCore Solutions, Inc.

By:	/s/ David Enholm
Name:	David Enholm
Title:	Chief Financial Officer

Address:	5920 S. 118th Circle
Omaha NE 68137
Attn: CFO
Email:	denholm@cleancoresol.com

EXECUTIVE:

/s/ Tyler Hassen
Tyler Hassen

Address:

Attn:
Email: